                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                              THE RIGHT START INC.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   766574-10-7
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.   766574-10-7

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1)   Name of Reporting Person           Primerica Life Insurance Company
     S.S. or I.R.S Identification       04-1590590
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                          Massachusetts

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   766574-10-7

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1)   Name of Reporting Person           Travelers Insurance Holdings Inc.
     S.S. or I.R.S Identification       58-1860554
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   766574-10-7

--------------------------------------------------------------------------------

1)   Name of Reporting Person           The Travelers Insurance Company
     S.S. or I.R.S Identification       06-0566090
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   766574-10-7

--------------------------------------------------------------------------------

1)   Name of Reporting Person           The Travelers Insurance Group Inc.
     S.S. or I.R.S Identification       06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  766574-10-7

--------------------------------------------------------------------------------

1)   Name of Reporting Person           PFS Services, Inc.
     S.S. or I.R.S Identification       58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  766574-10-7

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Associated Madison Companies, Inc.
     S.S. or I.R.S Identification       13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             682,176
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        682,176

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      682,176

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.6%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  766574-10-7

--------------------------------------------------------------------------------

1) Name of Reporting Person             Travelers Group, Inc.
     S.S. or I.R.S Identification
     No. of Above Person                52-1568099

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             784,798
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        784,798

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      784,798

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     9.8%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     THE RIGHT START, INC.


Item 1(b) Address of Issuer's Principal Executive Offices:

     5334 Sterling Center Drive
     Westlake Village, CA 91361


Item 2(a) Names of Persons Filing:

     Primerica Life Insurance Company ("PAL")

     The Travelers Insurance Holdings Inc. ("TIHI")

     The Travelers Insurance Company ("Insurance")

     The Travelers Insurance Group, Inc. ("Group")

     PFS Services, Inc.

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. ("TRV")

Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of TIHI is:

     714 Main Street, 22nd Fl.
     Forth Worth, TX 76102

     The address of the principal business office of each of Insurance, and Group is:

     One Tower Square
     Hartford, Connecticut 06183


     The address of the principal business office of PAL and PFS is:

     3120 Breckinridge Blvd.
     Duluth, Georgia  30199-0001

     The address of the principal business office of each of AMAD and TRV is:

      388 Greenwich Street
      New York, New York  10013


Item 2(c) Citizenship:

     PAL is a Massachusetts corporation.
     TIHI is a Georgia Corporation.
     Insurance, and Group are Connecticut corporations.
     PFS is a Georgia Corporation
     AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     766574-10-7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)    [   ]   Broker or Dealer registered under Sec. 15 of the Act

       (b)    [   ]   Bank as defined in Sec. 3(a)(6) of the Act

       (c)    [ x ]   Insurance Company as defined in Sec. 3(a)(19) of the Act

       (d)    [   ]   Investment Company registered under Sec. 8 of the
                      Investment Company Act

       (e)    [   ]   Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

       (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

       (g)    [ x ]   Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

       (h)    [   ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (as of December 31, 1996)

       (a)  Amount Beneficially Owned:  See Item 9 of cover pages

       (b)  Percent of Class:  See Item 11 of cover pages

       (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

          (ii)  shared power to vote or to direct the vote

          (iii)  sole power to dispose or to direct the disposition of

          (iv)  shared power to dispose or to direct the disposition of

       See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     TIHI is the sole stockholder of PAL;
     Insurance is the sole stockholder of TIHI; Group is the sole stockholder of Insurance; PFS is the sole stockholder of Group; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 1997

                      PRIMERICA LIFE INSURANCE COMPANY



                      By:  /s/ Emil J. Molinaro, Jr.
                         --------------------------------------------
                         Name: Emil J. Molinaro, Jr.
                         Title: Vice President



                      TRAVELERS INSURANCE HOLDINGS INC.



                      By: /s/ Emil J. Molinaro, Jr.
                         --------------------------------------------
                         Name:  Emil J. Molinaro, Jr.
                         Title: Vice President & Assistant Treasurer



                      THE TRAVELERS INSURANCE COMPANY



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller


                      THE TRAVELERS INSURANCE GROUP, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller


                      PFS SERVICES, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Vice President and Controller

                      ASSOCIATED MADISON COMPANIES, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Vice President and Controller


                      TRAVELERS GROUP INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among PAL, TIHI, Insurance, Group, PFS, AMAD and TRV as to joint filing of Schedule 13G